Exhibit 10.10.1

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), is made and entered to this the _1st_ day of _May_______, 2008, by and among R. WESLEY FULLER, a resident of the State of Georgia (the “Employee”) and THE PARK AVENUE BANK, a bank chartered under the laws of the State of Georgia (the “Bank”) that is the wholly-owned subsidiary of PAB Bankshares, Inc., a Georgia corporation (“Bankshares”).

W I T N E S S E T H:
WHEREAS, Employee and Bank have entered into an Employment Agreement dated effective January 1, 2003 (the “Agreement”); and

WHEREAS, Employee and Bank are desirous of amending the Agreement in the manner as provided herein for compliance with the provisions under Section 409A of the Internal Revenue Code and other matters.

NOW, THEREFORE, in consideration of the employment of the Employee by Bank, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Defined Terms. Unless otherwise defined herein, all capitalized terms contained herein shall have the same meaning given to such terms in the Agreement.

2.	Amendment 1 to the Agreement. Section 5(b) of the Agreement is expanded to add the following concluding sentence:

“The Bonus shall be paid no later than the 15th day of the third month subsequent to the end of each fiscal year in which said Bonus is earned.”

3.	Amendment 2 to the Agreement. Section 6 of the Agreement is expanded to add the following concluding sentence:

“Additionally, all such reimbursements must satisfy each of the following requirements: (i) the reimbursement is provided for an expense that is incurred during the Term of this Agreement, (ii) the amount of reimbursable expenses incurred available in one of the Employee’s taxable years cannot affect the amount of reimbursable expenses available in another taxable year of the Employee, and (iii) the reimbursement payment is made no later than the end of the Employee’s taxable year following the Employee’s taxable year in which the expense is incurred.”

4.	Amendment 3 to the Agreement. Section 10(d) of the Agreement is restated in its entirety to read as follows:

Exhibit 10.10.1

“(d)           Except as provided in Section 12 of this Agreement, if this Agreement is terminated by the Bank at any time and for any reason other than for Cause or Employee’s disability, or by the Employee for Good Reason (as set forth and defined in Section 10(f) of this Agreement) following a 30-day cure period (as set forth in Section 10(g) of this Agreement), then the Bank shall pay to the Employee, as the Employee’s sole remedy hereunder, a severance payment equal to two times the Employee’s annual Base Salary as of the date the termination of employment occurs.  This severance payment shall be made by the Bank within 30 days of the date of termination.”

5.	Amendment 4 to the Agreement. Section 10(f) is added to the Agreement to read as follows:

“(f)           As used herein, the term “Good Reason” shall mean, any action taken by the Bank without the prior written consent of the Employee that results in (i) a material diminution in the Employee’s Base Salary, (ii) a change in Employee’s title, as Executive Vice President, or in his direct reporting responsibilities to the President and Chief Executive Officer, (iii) a material diminution in the Employee’s authority, duties, or responsibilities with the Bank, (iv) an action or inaction by the Bank that constitutes a material breach by the Bank of this Agreement; or (v) any requirement of the Bank that the Employee relocate the office from which he provides services to the Bank more than 50 miles from the offices of his present employment.”

6.	Amendment 5 to the Agreement. Section 10(g) is added to the Agreement to read as follows:

“(g)           If a condition exists as a result of actions taken by the Bank without the prior written consent of the Employee that would create a Good Reason for the Employee to terminate this Agreement pursuant to Section 10(d) of this Agreement, and the Employee desires to terminate this Agreement for Good Reason, the Employee must first provide written notice to the Bank within 90 days of the initial existence of the condition.  Once notice is provided, the Bank has 30 days to cure the condition to the Employee’s satisfaction.  If the condition is not remedied by the Bank within the 30-day cure period, then the Employee may terminate this Agreement for Good Reason.”

7.	Amendment 6 to the Agreement. Section 10(h) is added to the Agreement to read as follows:

“ (h)           Unless otherwise determined by Section 14(j), after the termination for disability, the Bank shall continue to pay the Employee his Base Salary, at the then-effective rate, for a period of six (6) months, and during such period of time the Employee may continue to participate in all of the Bank’s employee benefit plans.”

Exhibit 10.10.1

8.	Amendment 7 to the Agreement. The opening paragraph to Section 12 of the Agreement is restated in its entirety to read as follows:

“12.           Change in Control.   In lieu of the severance payable upon a termination of employment pursuant to 10(d), in the event of a Change in Control, as set forth in this Section 12 and in the event (i) the Employee is employed by the Bank at the time of the occurrence of such Change in Control and (ii) the Employee incurs a termination of employment as set forth in 12(c) within two years following the Change in Control event, the Employee shall receive the severance provide in Section 12(b).”

9.	Amendment 8 to the Agreement. Section 12(c) of the Agreement is restated in its entirety to read as follows:

“(c)           If this Agreement is terminated by the Bank at any time within two years following a Change in Control (as set forth and defined in Section 12(a) of this Agreement), for any reason other than for Cause or Employee’s disability, or by the Employee for Good Reason (as set forth and defined in Section 10(f) of this Agreement) following a 30-day cure period (as set forth in Section 10(g) of this Agreement), then the Bank shall pay to the Employee, as the Employee’s sole remedy hereunder, all payments provided for in Section 12(b) of this Agreement.”

10.	Amendment 9 to the Agreement. Section 14(j) is added to the Agreement to read as follows:

“(j)           Compliance with Section 409A of the Internal Revenue Code.The Employee and the Bank agree that the provisions of this Agreement will be interpreted in a manner to comply with Section 409A of the Internal Revenue Code (the “IRC”).  For purposes of the application of IRC Section 409A, the amounts payable to the Employee pursuant to this Agreement are intended excepted from the definition of nonqualified deferred compensation pursuant to Treas. Reg. Section 1.409A-1(a).  Notwithstanding the foregoing, if the Employee is a “specified employee” within the meaning of Treas. Reg. 1.409A-1(i), to the extent that any portion of the severance payments under Sections 10 and 12 cannot be paid at the time(s) contemplated without violating IRC Section 409A(a)(2)(B)(i), payment shall be delayed until the later of six (6) months after termination of employment (or any earlier date permitted under Treasury Reg. Section 1.409A-1(i) (or any successor guidance)) or the date the payment would otherwise be made.  Any payments that are so delayed shall be paid in one lump sum in cash upon the date the delayed payments can first be made.”

Exhibit 10.10.1

IN WITNESS WHEREOF, the parties have executed this Amendment and have affixed their seals thereto as of the day and year first written above.

“Employee”

	/s/ R. Wesley Fuller			(SEAL)
R. Wesley Fuller

“Bank”

THE PARK AVENUE BANK

	By:	/s/ M. Burke Welsh, Jr.
[CORPORATE SEAL]		Name:	M. Burke Welsh, Jr.
		Title:	President and Chief Executive Officer